As filed with the Securities and Exchange Commission on March 15, 2006
Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas (Address of Principal Executive Offices)	75254 (Zip Code)
Ashford Hospitality Trust, Inc.
2003 Stock Incentive Plan
(Full title of the plan)
Montgomery J. Bennett
David A. Brooks
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
(972) 490-9600
(Name, address and telephone number, including area code, of agent for service)

Copies to:
David Barbour
Muriel C. McFarling
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
(214) 659-4400

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered	Per Share (2)	Price (2)	Fee (2)
Common Stock, par value $0.01 per share (1)	2,572,117 shares	$12.11	$31,148,337	$3,333

(1)	The number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from common stock splits, common stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and (c), based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on March 10, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          Ashford Hospitality Trust, Inc. incorporates by reference in this registration statement the following documents filed with the Securities and Exchange Commission:
•	the registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.

•	the registrant’s Current Reports on Form 8-K, filed with the SEC on December 29, 2004, August 30, 2005; and January 25, 2006; and

•	the description of the registrant’s common stock set forth in the registration statement on Form S-3, filed on February 15, 2006.
          All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the registration statement and the prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or the prospectus.
Item 4. Description of Securities
          Not applicable.
Item 5. Interests of Named Experts and Counsel
          The validity of the shares of common stock to be issued pursuant to this registration statement will be passed upon for registrant by Hogan & Hartson L.L.P., the registrant’s Maryland counsel.
Item 6. Indemnification of Directors and Officers
          The registrant’s charter and the partnership agreement of the registrant’s operating partnership provide for indemnification of the registrant’s officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.
          The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
          However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation (other than for expenses incurred in a successful defense of such an action) or for a judgment of liability on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.
          The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The registrant’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
          The registrant’s bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the registrant’s company and at the registrant’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity.
          The registrant’s bylaws also obligate us to indemnify and advance expenses to any person who served a predecessor of the registrants in any of the capacities described in second and third bullet points above and to any employee or agent of the registrant’s company or a predecessor of the registrant’s company.
          The partnership agreement of the registrant’s operating partnership provides that neither the general partner, nor any of its directors and officers will be liable to the partnership or to any of its partners as a result of errors in judgment or mistakes of fact or law or of any act or omission, if the general partner acted in good faith.
          In addition, the partnership agreement requires the registrant’s operating partnership to indemnify and hold the general partner and its directors, officers and any other person it designates, harmless from and against any and all claims arising from operations of the operating partnership in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:
•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,

•	the indemnitee actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

     No indemnitee may subject any partner of the registrant’s operating partnership to personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the partnership.
     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, the registrant has been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit Number	Description

+4.1	Articles of Amendment and Restatement of the Charter of the Company (incorporated by reference to Exhibit 3.1 of Form S-11 /A, filed on July 31, 2003, No. 333-105277)

+4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of Form S-11/A, filed on July 31, 2003, No. 333-105277)

+4.3	Amendment No. 1 to Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2.2 to the registrant’s Form 10-K for the year ended December 31, 2003)
+4.4	Articles Supplementary classifying 3,000,000 shares of preferred stock as 8.55% Series A Cumulative Preferred Stock (incorporated by reference to Exhibit 4.4 to the registrant’s Form 8-K, filed September 21, 2004)

+4.5	Articles Supplementary classifying 7,447,865 shares of preferred stock as Series B-1 Cumulative Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit 4.1 to the registrant’s Form 8-K, filed January 4, 2005)

*5.1	Opinion of Hogan & Hartson with respect to the legality of the shares being registered

*23.1	Consent of Hogan & Hartson (included in Exhibit 5.1)

*23.2	Consent of Ernst & Young LLP

*23.3	Consent of PricewaterhouseCoopers LLP

*23.4	Consent of Berdon LLP

*24.1	Power of Attorney (included on signature page)

+99.1	Ashford Hospitality Trust, Inc. Amended and Restated 2003 Stock Incentive Plan (incorporated by reference to Exhibit 10.3.1 to the registrant’s Form 8-K, filed May 9, 2005)

+	Incorporated by reference.

*	Filed herewith.
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 13, 2006.

Ashford Hospitality Trust, Inc.
By:	/s/ David Kimichik
David Kimichik
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Montgomery J. Bennett, David A. Brooks and David Kimichik, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Archie Bennett, Jr. Archie Bennett, Jr.	Chairman of the Board of Directors	March 13, 2006

/s/ Montgomery J. Bennett Montgomery J. Bennett	Chief Executive Officer, President and Director (Principal Executive Officer)	March 13, 2006

/s/ David Kimichik David Kimichik	Chief Financial Officer (Principal Financial Officer)	March 13, 2006

/s/ Mark Nunneley Mark Nunneley	Chief Accounting Officer (Principal Accounting Officer)	March 13, 2006

/s/ Martin L. Edelman Martin L. Edelman	Director	March 13, 2006

/s/ W.D. Minami W.D. Minami	Director	March 13, 2006

/s/ W. Michael Murphy W. Michael Murphy	Director	March 13, 2006

/s/ Philip S. Payne Philip S. Payne	Director	March 13, 2006

/s/ Charles P. Toppino Charles P. Toppino	Director	March 13, 2006

EXHIBIT INDEX

Exhibit
Number	Description
+4.1	Articles of Amendment and Restatement of the Charter of the Company (incorporated by reference to Exhibit 3.1 of Form S-11 /A, filed on July 31, 2003, No. 333-105277)

+4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of Form S-11/A, filed on July 31, 2003, No. 333-105277)

+4.3	Amendment No. 1 to Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2.2 to the registrant’s Form 10-K for the year ended December 31, 2003)

+4.4	Articles Supplementary classifying 3,000,000 shares of preferred stock as 8.55% Series A Cumulative Preferred Stock (incorporated by reference to Exhibit 4.4 to the registrant’s Form 8-K, filed September 21, 2004)

+4.5	Articles Supplementary classifying 7,447,865 shares of preferred stock as Series B-1 Cumulative Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit 4.1 to the registrant’s Form 8-K, filed January 4, 2005)

*5.1	Opinion of Hogan & Hartson with respect to the legality of the shares being registered

*23.1	Consent of Hogan & Hartson (included in Exhibit 5.1)

*23.2	Consent of Ernst & Young LLP

*23.3	Consent of PricewaterhouseCoopers LLP

*23.4	Consent of Berdon LLP

*24.1	Power of Attorney (included on signature page)

+99.1	Ashford Hospitality Trust, Inc. Amended and Restated 2003 Stock Incentive Plan (incorporated by reference to Exhibit 10.3.1 to the registrant’s Form 8-K, filed May 9, 2005)

+	Incorporated by reference.

*	Filed herewith.